Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randal R. Greene President and Chief Executive Officer (804) 435-1171 (800) 435-1140

BAY BANKS OF VIRGINIA SUCCESSFULLY COMPLETES

COMMON STOCK OFFERING RAISING $9.35 MILLION

Kilmarnock, VA (December 31, 2012) – Bay Banks of Virginia, Inc. (the “Company”) (OTCQB: BAYK), the parent company of Bank of Lancaster and Bay Trust Company, announced today the successful completion of a private stock offering. The Company raised $9.35 million in new capital through a private placement of 2.2 million shares of its common stock at a price of $4.25 per share.

Randal R. Greene, President & CEO stated, “The Board, executive officers and members of our local community purchased approximately 45% of the offering. Such strong support from insiders and the community is a testament to the Company’s long-term franchise value and the commitment by the Board and management to the Company’s success. The oversubscribed offering was a significant achievement in light of the challenging economic and banking environment.”

Greene further stated, “We believe our community-focused business model, loyal customer base and improving profitability make the Company an attractive investment to both retail and institutional investors. This capital raise will allow us to continue executing on our strategic plan of future growth and increasing earnings. The Board and management team remain highly engaged and are looking forward to ushering in a new era of banking at Bay Banks.”

The Company intends to use the net proceeds from this offering to increase its equity capital and for general corporate purposes, which may include, among other things, support for organic and opportunistic acquisition-based growth. As of September 30, 2012, the Company had assets of $318.2 million and was “well capitalized” by regulatory standards.

The Company engaged the investment banking firm of FIG Partners, LLC to act as its placement agent to assist with the offering and the law firm of LeClairRyan acted as legal counsel.

Bay Banks of Virginia is the parent company to Bank of Lancaster and Bay Trust Company. Bank of Lancaster is a community bank doing business in the Northern Neck of Virginia since 1930, with its headquarters located in Kilmarnock, Virginia. Bay Banks of Virginia common stock is quoted on OTC Markets Group, OTCQB tier, trading under the symbol BAYK. As of September 30, 2012, the Company had total assets of $318.2 million; total loans of $242.8 million; and total deposits of $268.0 million. Additional information about Bay Banks of Virginia, and its affiliates, is available at www.baybanks.com.

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FORWARD-LOOKING STATEMENTS: In addition to historical information, this release includes forward-looking statements, which reflect management’s current expectations for Bay Banks of Virginia’s future financial results, business prospects and business developments. Management’s expectations for Bay Banks of Virginia’s future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. Specific factors include, but are not limited to, the slow economic recovery following the recent financial crisis in the United States and the markets in which we operate, and the response of the federal and state government and our regulators thereto, our ability to sustain growth, Bay Banks of Virginia’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. The forward-looking statements contained herein represent management’s expectations as of the date of this release. Bay Banks of Virginia undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events. For those statements, Bay Banks of Virginia claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.